UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 11, 2015 (June 10, 2015)

GlobeImmune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35642	84-1353925
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1450 Infinite Drive Louisville, CO	80027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 625-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On June 10, 2015, GlobeImmune, Inc., a Delaware corporation, (the “Company”) announced that it is evaluating strategic options for the Company. In conjunction with this process, the Company’s board of directors has authorized eliminating the majority of positions in its workforce. These steps are not expected to have an impact on ongoing clinical trials being conducted by the Company’s collaborators in oncology and hepatitis B. The press release is furnished as Exhibit 99.1 hereto, the contents of which are incorporated herein by reference.

In conjunction with its plan to evaluate strategic options for the Company, the Company estimates it will incur approximately $190,000 to $410,000 in total restructuring expenses, all of which will result in future cash expenditures. The Company expects to recognize pre-tax restructuring charges of approximately $190,000 to $410,000 in the quarters ended June 30, 2015 and September 30, 2015. These costs consist primarily of severance and other employee-related costs.

At this time, the estimates of the cost related to the Company’s potential strategic options are preliminary and subject to change, based on further analysis and the strategic option ultimately chosen by the Company. Furthermore, such estimates constitute forward-looking statements, which are not based on historical facts but instead reflect the Company’s expectations, estimates or projections concerning future results or events. Forward-looking statements are not guarantees and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the estimated costs to differ materially from those indicated within this document. Any updates to these estimates will be included in the Company’s future quarterly reports on Form 10-Q.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release titled “GlobeImmune Announces Evaluation of Strategic Alternatives and Corporate Restructuring” dated June 10, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GlobeImmune, Inc.

Dated: June 11, 2015	By:	/s/ Timothy C. Rodell
Timothy C. Rodell
Chief Executive Officer and President

INDEX TO EXHIBITS

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release titled “GlobeImmune Announces Evaluation of Strategic Alternatives and Corporate Restructuring” dated June 10, 2015.